Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

Registration Statement No.	Type of Statement	Date

33-37341	S-8	October 17, 1990
33-58466	S-3	February 17, 1993
33-50783	S-8	October 27, 1993
33-56141	S-8	October 24, 1994
333-02021	S-8	March 28, 1996
333-62015	S-8	August 21, 1998
333-66113	S-8	October 26, 1998
333-90397	S-8	November 5, 1999
333-35248	S-3	April 20, 2000
333-70308	S-8	September 27, 2001
333-104057	S-8	March 27, 2003
333-106478	S-3/A	September 16, 2003;
of our report dated February 8, 2008, except for Note 2, Restatement of Prior Period Financial Statements, as to which the date is October 21, 2008, with respect to the consolidated financial statements of Eli Lilly and Company and subsidiaries and our report dated February 8, 2008, with respect to the effectiveness of internal control over financial reporting of Eli Lilly and Company and subsidiaries included in this Annual Report (10-K/A) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Ernst & Young LLP
Indianapolis, Indiana
October 21, 2008